EXHIBIT 16.1

May 28, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated May 28, 2002 of Southwest Gas Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen
Arthur Andersen LLP

cc: George Biehl, Executive Vice President/Chief Financial Officer and Corporate Secretary, Southwest Gas Corporation